Exhibit 10.31

FIRST AMENDMENT TO STANDARD RENTAL LEASE, STORAGE LEASE AND SIGNAGE LEASE

TO EXPAND and EXTEND TERM

THIS FIRST AMENDMENT TO STANDARD RENTAL LEASE, STORAGE LEASE AND SIGNAGE LEASE (this “Amendment”) is made and entered into as of the of January 30, 2014 by and between AG/Touchstone TP, LLC., a (“Lessor”) and DermTech International, a California corporation (“Lessee”).

Recitals

A.        Lessor and Lessee are the original parties to that certain Standard Rental Office Lease, dated as of January 25, 2013, (the “Lease”) for the certain premises commonly known as 11099 North Torrey Pines Road, Suite 100, San Diego, CA 92037 (the “Premises”) see attached Exhibit A. In addition to the Lease there are separate agreements signage and storage at the Property.

B.        Lessor and Lessee are the original parties to that certain Storage Lease, dated as of April 15, 2013 (the “Storage Lease”), and that certain Signage Lease, dated as of April 15, 2013 (the “Signage Lease”).

C.        Lessor and Lessee now desire to amend and modify certain terms and conditions of the Lease, Storage Lease and Signage Lease as further set forth below. Unless otherwise expressly provided, all defined terms used in this Amendment shall have the same meanings given to them in the Lease.

Agreements

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, conditions and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessor and Lessee hereby agree as follows:

1.

Expansion: Suite 130 in the amount of 1,092 rentable square feet, (the “Expansion Space”). Total new square footage leased in suite 100 and 130 shall be 9,589 rentable square feet, the Premises. The Expansion Space consist of four offices and one conference room at the northwest corner of the Property on the ground floor as depicted in Exhibit A.

2.

Term: The Term shall be extended by thirty-seven (37) months commencing on January 1, 2014, the Commencement Date and expire on January 31, 2017. The respective terms of the Signage Lease and the Storage Lease are hereby extended to be coterminous with the Term of the Lease, unless either is sooner terminated pursuant to its terms.

3.

Base Monthly Rental Amount: Effective on the Commencement Date the Base Monthly Rental shall be $14,150 for month 1, $27,329 per month, months 2 thru 13 $28,149 per month, months 14 thru 25 and $28,995 per month, months 26 thru 37 of the Term. The Storage and Signage Lease rent is in addition to the Base Monthly Rental above pursuant to the terms of those respective Leases.

4.

Option to Extend. Lessee shall have the option to extend the term of this Lease for an additional thirty-six (36) months (“Extension Term”) beginning upon the expiration of this Term as extended by Paragraph 2 above, provided that Lessee is not in default at the time of exercise of the option beyond applicable notice and cure periods and Lessee gives Lessor written notice of its intention to exercise this option to extend at least nine months prior to expiration the Term. Upon giving the extension notice, the Lease shall be extended without execution or delivery of any other document, with the same force and effect as if the Extension Term had originally been included in the Term. All of the terms, covenants and conditions of the Lease shall continue in full force and effect during the Term, except that the Base Rent to be paid by Lessee to Lessor during the Extension Term shall be the greater of (1) $29,865/month (“the Guaranteed Minimum Rent”) or (2) Market Rental Rate (defined below).As used herein, the term “Market Rental Rate” shall mean the rate that is prevailing as of the commencement of the first year of the Extension Term for comparable space in a comparable building in the Torrey Pines area, taking into consideration the size and age of and improvements in the Premises, the three-year term of the Extension Term, and other relevant factors. Market Rental Rate shall be determined as follows:

4.1    By mutual agreement between Lessor and Lessee evidenced in a writing signed by each and mutually delivered or

4.2    If Lessor and Lessee have not agreed upon the Market Rental Rate Five months prior to the commencement of the first Lease Year of the Extension Term, then either Lessor or Lessee may submit the issue of Market Rental Rate to determination by arbitration. The venue for the arbitration shall be San Diego County and, with respect to the conduct of the arbitration, the following shall apply:

4.2.1    At least three weeks in advance of the date for the commencement of the arbitration hearing, Lessor and Lessee shall exchange with each other (1) the name, address, and qualifications of any appraiser, broker, or other expert intended to be called at the time of the arbitration (each, an “Expert”), (2) any reports and/or data relied upon by the Expert in connection with forming an opinion as to Market Rental Rate, and (3) a statement as to each party’s determination of the Market Rental Rate (“MRR Statement”) (i.e., Lessor shall give to Lessee Lessor’s determination of the Market Rental Rate and vice-versa).

4.2.2    For a period of 10 days following the exchange of the MRR Statements, either party may accept the Market Rental Rate stated in the other party’s MRR Statement, and, in such event, the accepted amount will become the Rent for the Extension Term (e.g., if Lessor delivered to Lessee timely written notice of acceptance of Lessee’s determination of Market Rental Rate as provided in Lessee’s MRR Statement, then the amount shown on Lessee’s MRR Statement would become the Rent for the Extension Term).

4.2.3    If neither party accepts the other party’s determination of Market Rental Rate, then the arbitration shall be conducted before a single arbitrator pursuant to Code of Civil Procedure sections 1280 et seq. At least five days prior to the date set for the hearing for the arbitration, each party shall (1) make available for an oral deposition any Expert whose testimony is expected to be given at the time of the arbitration and (2) deliver to the other party all exhibits that are intended to be entered into evidence at the time of the arbitration.

4.2.4    Except as provided below, each party shall bear its own attorney’s and Expert’s fees. Except as provided below, each party shall share equally any administrative fees and the reasonable hourly fees owed to the arbitrator. Notwithstanding the foregoing, if the amount of the Market Rental Rate stated in Lessee’s MRR Statement is less than 95 percent of the Market Rental Rate determined by the arbitrator, then the arbitrator may, in the arbitrator’s discretion, assess against Lessee costs incurred by Lessor in connection with the arbitration, including, without limitation, reasonable attorney’s fees, Expert’s fees, arbitrator’s fees and administration fees. If the amount of the Market Rental Rate stated in Lessor’s MRR Statement is greater than 105 percent of the Market Rental Rate determined by the arbitrator, then the arbitrator may, in the arbitrator’s discretion, assess against the Lessor costs incurred by Lessee in connection with the arbitration, including, without limitation, reasonable attorney’s fees, Expert’s fees, arbitrator’s fees and administration fees.

4.2.5    Pending determination of the Market Rental Rate for the Extension Term, Lessee shall pay to Lessor monthly Rent in an amount equal to the Guaranteed Minimum Rent increased by 3%. If the Market Rental Rate is greater than the Guaranteed Minimum Rent, then, within 30 days following the arbitrator’s decision determining the amount of the Market Rental Rate, Lessee shall pay to Lessor the difference between (1) the Base Rent that should have been paid during the Extension Term based upon the Market Rental Rate and (2) the actual amount of the Base Rent paid by Lessee during the Extension Term.

4.2.6    The Base Rent for each subsequent Lease Year of the Extension Term will be equal to the amount derived by multiplying the Base Rent for the prior Lease Year of the Extension Term by 1.03. By way of example, if the Base Rent for the first Lease Year of the Extension Term were determined to be $31,000, the Base Rent for the second and third Lease Years of the Extension Term would be $31,930 and $32,889.

4.2.7    As used herein, the term “Lease Year” shall mean each 12-month period commencing on the Commencement Date if the Commencement Date is the first day of a calendar month, but otherwise on the first day of the calendar month immediately next following the calendar month in which the Commencement Date occurs, and ending on the last day of the twelfth month thereafter; however, the first Lease Year shall include any partial month in which the Commencement Date occurs if the Commencement Date occurs on a day other than the first day of the month.

4.2.8    The Option is personal to the Lessee and any Tenant Affiliate and may not be assigned or transferred (other than to a Tenant Affiliate) without the Lessor’s written consent.

5.	Lessee’s Share of Operating Expenses: Effective on the Commencement Date, Lessee’s Share of Operating Expenses shall be increased to 10.4%.

6.

Lessor’s Work: Lessor shall provide tenant improvements as mutually agreed to by the Parties in the Premises in an amount not to exceed $20,000. The completion of the Lessor’s Work shall not affect the Commencement Date. Lessor shall cause to be prepared an estimate of the total cost of the Lessor’s Work (the “Cost Estimate”). Notwithstanding anything to the contrary herein, if the Cost Estimate exceeds $20,000, Lessee’s obligation to pay for the cost of the Lessor’s Work shall be limited to the amount by which the Cost Estimate exceeds Lessor’s $20,000 contribution, and Lessor shall be solely liable for any costs in excess of the Cost Estimate. Upon Lessee’s approval of the Cost Estimate, Lessee shall deposit with the Lessor the amount over $20,000. By way of example, if the Cost Estimate is $30,000 and it is approved by Lessee, than Lessee shall deposit $10,000 with Lessor for its share of the tenant improvements.

7.	Notice Address: The Notice Address for Lessor and Touchstone Investments is changed to [●].

8.

Excluded Operating Expenses. “Operating Expenses” shall not include and Lessee shall in no event have any obligation to perform or to pay directly, or to reimburse Lessor for, all or any portion of the following: (a) costs incurred in connection with the presence of any Hazardous Material, except to the extent caused by the release or emission of the Hazardous Material in question by Lessee; (b) earthquake insurance deductibles. As used in this section, “Hazardous Material” shall mean any material that is now or hereafter regulated by any governmental authority which poses a hazard to the environment or human health.

9.

Waiver of Subrogation. The words “Without affecting any other right or remedies” in the first sentence of Section 8.6 of the Lease shall be deleted and replaced with the words “Notwithstanding anything to the contrary in this Lease”.

10.	Late Charges. The words “5 days” in the third sentence of Section 13.4 shall be deleted and replaced with the words “5 business days”.

11.

Miscellaneous. This Amendment is the final expression of, and contains the entire agreement between, the parties hereto with respect to the subject matter hereof, and this Amendment supersedes all prior agreements, communications or understandings, written or verbal, relating to the subject matter hereof. To the extent that any terms or conditions of this Amendment are inconsistent with any terms or conditions of the Lease, the terms and conditions of this Amendment shall prevail and control. Except as expressly amended or modified in this Amendment, the terms and conditions of the Lease shall remain unchanged and in full force and effect.

[signature page to follow]

IN WITNESS WHEREOF, Lessor and Lessee have entered into this First Amendment as of the date first above written.

LESSOR:

By: AG Touchstone TP, LLC
a Delaware limited liability company

By: AG TP Parent, LP
a Delaware limited liability company, its sole member

By: Touchstone Investments, Inc., a California corporation

ITS: Authorized Signatory

By: /s/ Gregory A. Erickson

NAME: Gregory A. Erickson
TITLE: President

LESSEE:
DermTech International, a California corporation

/s/ John Dobak
NAME: John Dobak
TITLE: President/CEO

EXHIBIT A

Premises

PATIO
PATIO
LEASED
LEASED
AVAILABLE FOR DERMTECH FUTURE EXPANSION
SHARED SPACE
ACCESSION
PRE LAB
POST LAB
QPCR
REAGENT
NETWORK RM
OFFICE
OFFICE
OFFICE
WORKSTAT. B
CONF
PATIO
OFFICE
OFFICE
OFFICE
WORKSTAT. A
RECEPTION
LEASED
AVAILABLE FOR DERMTECH FUTURE EXPANSION
OPEN OFFICE

FACILITY SOLUTIONS

DECEMBER 6, 2012

DERMTECH SUITE 100

NORTH

11099 NORTH TORREY PINES ROAD
BUILDING 7
SAN DIEGO, CA 92037
8497 RSF

OFFICE = 51%
LAB = 49%

FIRST FLOOR KEY PLAN